Pricing Supplement No. 15,542

Registration Statement Nos. 333-293641; 333-293641-01

Dated April 30, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Buffered PLUS due May 5, 2032

Based on the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The Buffered PLUS (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest and have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document.

￭Payment at maturity. At maturity, if the final level of each underlier is greater than its initial level, investors will receive the stated principal amount plus the leveraged upside payment. If the final level of either underlier is equal to or less than its initial level but the final level of each underlier is greater than or equal to its buffer level, investors will receive only the stated principal amount at maturity. If, however, the final level of either underlier is less than its buffer level, investors will lose 1% for every 1% decline in the level of the worst performing underlier beyond the specified buffer amount. Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity.

￭The value of the securities is based on the worst performing underlier. The fact that the securities are linked to more than one underlier does not provide any asset diversification benefits and instead means that a decline in the level of either underlier beyond its buffer level will adversely affect your return on the securities, even if the other underlier has appreciated or has not declined as much.

￭The securities are for investors who seek a return based on the performance of the worst performing underlier and who are willing to risk their principal and forgo current income in exchange for the upside leverage and buffer features, each of which applies to a certain range of performance of the worst performing underlier over the term of the securities. Investors in the securities must be willing to accept the risk of losing a significant portion of their initial investment based on the performance of either underlier. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$110,000
Underliers:	Dow Jones Industrial AverageSM (the “INDU Index”) and S&P 500® Index (the “SPX Index”). We refer to each of the INDU Index and the SPX Index as an underlying index.
Strike date:	April 30, 2026
Pricing date:	April 30, 2026
Original issue date:	May 5, 2026
Observation date:	April 30, 2032, subject to postponement for non-trading days and certain market disruption events
Maturity date:	May 5, 2032
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$940.80 per security. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per security	$1,000	$32.50	$967.50
Total	$110,000	$3,575	$106,425

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $32.50 for each security they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of up to $9 for each security from the agent or its affiliates. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Buffered PLUS Principal at Risk Securities

Terms continued from the previous page
Payment at maturity per security:

•If the final level of each underlier is greater than its initial level:

stated principal amount + leveraged upside payment

•If the final level of either underlier is equal to or less than its initial level but the final level of each underlier is greater than or equal to its buffer level:

stated principal amount

•If the final level of either underlier is less than its buffer level:

stated principal amount × (performance factor of the worst performing underlier + buffer amount)

Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount, subject to the minimum payment at maturity.

Final level:	With respect to each underlier, the closing level on the observation date
Initial level:	With respect to the INDU Index, 49,652.14, which is its closing level on the strike date With respect to the SPX Index, 7,209.01, which is its closing level on the strike date
Leveraged upside payment:	stated principal amount × leverage factor × underlier percent change of the worst performing underlier
Leverage factor:	129%
Underlier percent change:	With respect to each underlier, (final level – initial level) / initial level
Buffer level:	With respect to the INDU Index, 44,686.926, which is 90% of its initial level With respect to the SPX Index, 6,488.109, which is 90% of its initial level
Worst performing underlier:	The underlier with the lowest percentage return from its initial level to its final level
Performance factor:	With respect to each underlier, final level / initial level
Buffer amount:	10%
Minimum payment at maturity:	10% of the stated principal amount
CUSIP:	61781FEV1
ISIN:	US61781FEV13
Listing:	The securities will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Buffered PLUS Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. Our estimate of the value of the securities as determined on the pricing date is set forth on the cover of this document.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underliers. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underliers, instruments based on the underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underliers, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Buffered PLUS Principal at Risk Securities

Hypothetical Examples

Hypothetical Payoff Diagram

The payment at maturity will be based solely on the performance of the worst performing underlier, which could be either underlier. The payoff diagram below illustrates the payment at maturity for a range of hypothetical performances of the worst performing underlier over the term of the securities, based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	129%
Buffer level:	90% of the initial level
Buffer amount:	10%
Minimum payment at maturity:	10% of the stated principal amount
Hypothetical Payoff Diagram

The Worst Performing Underlier
The Securities
Stated Principal Amount
Minimum Payment at Maturity
Payment at Maturity per Security
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

￭Upside Scenario. If the final level of the worst performing underlier is greater than its initial level, investors will receive the stated principal amount plus 129% of the appreciation of the worst performing underlier over the term of the securities.

oIf the worst performing underlier appreciates 5%, investors will receive $1,064.50 per security, or 106.45% of the stated principal amount.

￭Par Scenario. If the final level of the worst performing underlier is equal to or less than its initial level but is greater than or equal to its buffer level, investors will receive the stated principal amount.

oIf the worst performing underlier depreciates 5%, investors will receive $1,000 per security.

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￭Downside Scenario. If the final level of the worst performing underlier is less than its buffer level, investors will receive an amount that is less, and may be significantly less, than the stated principal amount, based on a 1% loss of principal for each 1% decline in the level of the worst performing underlier beyond the buffer amount.

oIf the worst performing underlier depreciates 95%, investors will lose 85% of their principal and receive only $150 per security at maturity, or 15% of the stated principal amount.

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Buffered PLUS Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities provide for only the minimum payment at maturity and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they provide for only the minimum payment at maturity and do not pay interest. If the final level of either underlier is less than its buffer level, the payout at maturity will be an amount in cash that is less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the worst performing underlier over the term of the securities beyond the buffer amount. You could lose a significant portion of your initial investment in the securities.

￭The amount payable on the securities is not linked to the values of the underliers at any time other than the observation date. The final levels will be based on the closing levels of the underliers on the observation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of each underlier appreciates prior to the observation date but then the value of either underlier drops by the observation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the underliers prior to such drop. Although the actual values of the underliers on the stated maturity date or at other times during the term of the securities may be higher than their respective closing levels on the observation date, the payment at maturity will be based solely on the closing levels of the underliers on the observation date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of each underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underliers;

ointerest and yield rates in the market;

othe level of correlation between the underliers;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underliers or markets generally;

othe availability of comparable instruments;

othe composition of any underlier and changes in such composition, as applicable;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of either underlier is at, below or not sufficiently above its buffer level, or if market interest rates rise.

You can review the historical closing levels of the underliers in the section of this document called “Historical Information.” You cannot predict the future performance of an underlier based on its historical performance. The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the final level of each underlier will be greater than or equal to its buffer level so that you do not suffer a loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any

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Buffered PLUS Principal at Risk Securities

priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the securities and/or sustaining a loss on your investment than if the securities were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the securities.

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Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Historical Information

Dow Jones Industrial AverageSM Overview

Bloomberg Ticker Symbol: INDU

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks selected as representative of the broad market of U.S. industry, excluding transportation and utilities. The underlying index publisher with respect to the Dow Jones Industrial AverageSM is S&P® Dow Jones Indices LLC, or any successor thereof. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The closing level of the INDU Index on April 30, 2026 was 49,652.14. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

INDU Index Daily Closing Levels January 1, 2021 to April 30, 2026

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S&P 500® Index Overview

Bloomberg Ticker Symbol: SPX

The S&P 500® Index is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. The underlying index publisher with respect to the S&P 500® Index is S&P® Dow Jones Indices LLC, or any successor thereof. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The closing level of the SPX Index on April 30, 2026 was 7,209.01. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

SPX Index Daily Closing Levels January 1, 2021 to April 30, 2026

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Buffered PLUS:	The accompanying product supplement refers to these Buffered PLUS as the “securities.”
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $32.50 for each security they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of up to $9 for each security from the agent or its affiliates.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

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MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus. Each of the product supplement, the index supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.